EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

Ashford Prime Declares Dividends For Fourth Quarter Of 2017 And Issues Guidance For 2018 Dividends
DALLAS, December 11, 2017 -- Ashford Hospitality Prime, Inc. (NYSE: AHP ("Ashford Prime" or the "Company") today announced that its Board of Directors declared a quarterly cash dividend of $0.16 per diluted share for the Company's common stock for the fourth quarter ending December 31, 2017. The dividend, which equates to an annual rate of $0.64 per share, is payable on January 16, 2018, to shareholders of record as of December 29, 2017.
The Board also approved the Company's dividend policy for 2018. The Company expects to pay a quarterly cash dividend of $0.16 per share for 2018, or $0.64 per share on an annualized basis. The Board will continue to review its dividend policy on a quarter-to-quarter basis. The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof.
The Board declared a quarterly cash dividend of $0.3438 per diluted share for the Company's 5.5% Series B Cumulative Convertible Preferred Stock for the fourth quarter ending December 31, 2017. The dividend, which equates to an annual rate of $1.375 per share, is payable on January 16, 2018, to shareholders of record as of December 29, 2017.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the implied share price for the Company's common stock. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime's control.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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